Exhibit 99.1

GROUPON ANNOUNCES FIRST QUARTER 2012 RESULTS

•                  Revenue of $559.3 million, up 89% year-over-year

•                  Operating income of $39.6 million versus operating loss of $117.1 million in Q1 2011

•                  GAAP EPS of negative $0.02, non-GAAP EPS of positive $0.02

CHICAGO— (BUSINESS WIRE) — May 14, 2012 — Groupon, Inc. (NASDAQ: GRPN) today announced financial results for the first quarter 2012.

Revenue increased 89% to $559.3 million in the first quarter 2012, compared with $295.5 million in the first quarter 2011. Gross billings, which reflects the gross amounts collected from customers for Groupons sold, excluding any applicable taxes and net of estimated refunds, increased 103% to $1.35 billion in the first quarter 2012, compared with $668.2 million in the first quarter 2011.

Operating income was $39.6 million in the first quarter 2012, which includes an expense of $28.0 million related to non-cash stock-based compensation. This compares with a loss from operations of $117.1 million in the first quarter 2011, which included stock-based expense of $18.9 million.

“We are pleased to report a record quarter that demonstrates our progress in unlocking the opportunity in local commerce for merchants and customers worldwide,” said Andrew Mason, CEO of Groupon.

Operating cash flow increased 367% to $83.7 million, compared with $17.9 million for the prior-year quarter. Free cash flow, a non-GAAP financial measure, was $70.6 million for the first quarter 2012. At the end of the quarter, Groupon had $1.2 billion in cash and cash equivalents and no long-term debt.

First quarter 2012 net loss attributable to common stockholders improved to $11.7 million, or a loss of $0.02 per share, from a net loss attributable to common stockholders of $146.5 million, or a loss of $0.48 per share, in the first quarter 2011. The net loss in the first quarter 2012 included $34.6 million in tax expense, or $0.05 per share. Non-GAAP earnings per share attributable to common stockholders for the first quarter 2012 improved to $0.02 versus a non-GAAP loss per share attributable to common stockholders of $0.41 for the first quarter 2011.

Groupon, Inc.

Summary Consolidated and Segment Results

	Three Months Ended			Y/Y %
	March 31,		Y/Y%	Growth
	2011	2012	Growth	excluding FX(2)
	(dollars in thousands, except per share data)
	(unaudited)	(unaudited)
	(Restated)(1)
Revenue (gross billings of $668,174 and $1,354,800 respectively)
North America	$136,612	$238,565	74.6%	74.9%
International	158,911	320,718	101.8%	111.9%
Consolidated revenue	$295,523	$559,283	89.3%	94.8%

Operating (loss) income	$(117,148)	$39,639	N/A	N/A
Segment operating (loss) income
North America	$(21,778)	$40,172	N/A	N/A
International	$(76,506)	$27,418	N/A	N/A

Net loss attributable to common stockholders	$(146,480)	$(11,695)	92.0%	92.5%
Non-GAAP net (loss) income attributable to common stockholders(3)	$(127,616)	$16,256	N/A	N/A

Net loss per share attributable to common stockholders	$(0.48)	$(0.02)
Non-GAAP net (loss) income per share attributable to common stockholders (3)	$(0.41)	$0.02

Weighted average basic shares	307,849,412	644,097,375
Weighted average diluted shares	307,849,412	644,097,375
Weighted average diluted shares for non-GAAP (loss) income per share (4)	307,849,412	663,665,615

(1) The Company restated the Condensed Consolidated Statements of Operations for the three months ended March 31, 2011, included in the Form S-1 filed with the SEC on June 2, 2011, to correct for an error in its presentation of revenue. Most significantly, the Company restated its reporting of revenues from Groupons to be net of the amounts related to merchant fees. Historically, the Company reported the gross amounts billed to its subscribers as revenue. The Condensed Consolidated Statement of Operations for the three months ended March 31, 2011, was restated to show the net amount the Company retains after paying the merchant fees. The effect of the correction resulted in a reduction of previously reported revenues and corresponding reductions in cost of revenue in those periods. The change in presentation had no effect on pre-tax loss, net loss or any per share amounts for the period.

(2) Represents change in financial  measures that would have resulted had average exchange rates in the reported period been the same as those in effect in the three months ended March 31, 2011.

(3) Non-GAAP net (loss) income attributable to common stockholders is a non-GAAP financial measure. This measure excludes stock-based compensation and acquisition-related costs. See ‘‘Non-GAAP Financial Measures’’ for a reconciliation of this measure to the most applicable financial measure under U.S. GAAP.

(4) The weighted-average diluted shares outstanding is calculated using the weighted-average number of common shares and, if dilutive, potential common shares outstanding during the period.  Potential common shares consist of the incremental common shares issuable upon the exercise of stock options and vesting of restricted stock units and restricted shares, as calculated using the treasury stock method.

Highlights

•                  Rapid acceleration of North American revenue growth. North American revenues grew 75% year-over-year and accelerated sequentially faster than they have since the first quarter of 2011. North America’s continuing growth was due in part to technology innovations such as deal personalization that Groupon plans to introduce to the majority of its international operations by the end of this year.

•                  Strong consumer and merchant satisfaction. Groupon commissioned ForeSee, a leading market research firm, to assess merchant and customer satisfaction using their standard methodology. Groupon’s March 2012 U.S. consumer satisfaction score of 83 places the Company among the highest surveyed and within approximately 2 points of the 5-year #1 average satisfaction score for online retailers. Groupon’s March 2012 U.S. merchant satisfaction score of 79 also ranks high, considerably above the B2B benchmark of 64 and the Fortune 500 score of 69.

•                  New customer milestone. As of March 31, 2012, Groupon surpassed the 35 million active customer mark, ending the quarter with 36.9 million active customers, an increase of 140% year-over-year.

•                  New merchant milestone. The first quarter 2012 marked the first time that more than 100,000 unique merchants were served in a single quarter.  In addition, in the first quarter, more than 50% of offers were with merchants who had previously run on Groupon.

•                  Merchant tools gaining momentum. Groupon Rewards continues to expand. During the past two months, more than 30% of eligible daily deal merchants in pilot cities signed up for the program.  Early results suggest that Rewards customers are more loyal than other customers. Groupon Scheduler has also seen early success, with more than 2,500 merchants signed up to date.

•                  Growth in mobile and Now! In April 2012, nearly 30% of North American transactions were completed on mobile devices, compared with 25% in December 2011. This growth has created momentum for Groupon Now!, which recently surpassed 1.5 million Groupons sold. Now! achieved this milestone faster and within fewer markets than the daily deals business.

•                  Increased leverage from marketing spend. In the first quarter 2012, approximately the same number of customers were added as in the fourth quarter 2011, while marketing spend decreased by 25%. At the same time, the number of repeat purchasers grew 1.5 times faster than the number of unique purchasers.

Second Quarter 2012 Outlook

Revenue for the second quarter 2012 is expected to be between $550 million and $590 million, an increase of between 40% and 50% compared with the second quarter 2011.

Income from operations for the second quarter 2012 is expected to be between $25 million and $45 million, compared with a loss from operations of $101.0 million in the second quarter 2011. This outlook includes approximately $35 million of stock-based compensation. Our outlook further assumes no acquisitions or investments, or material changes in foreign exchange rates.

A conference call will be webcast live today at 4:00 p.m. CT/5:00 p.m. ET, and will be available on Groupon’s investor relations website at http://investor.groupon.com. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results.

Extension of Lock-Up Period

As previously reported, in connection with Company’s initial public offering, the underwriters and certain holders of Groupon common stock entered into agreements restricting the sale or transfer of shares of common stock during the 180-day period following the closing of the IPO. These agreements provide for an automatic extension in the event the Company announced that it would release earnings or other material news within the 16-day period following the originally-scheduled expiration of the agreements. These agreements were originally scheduled to expire on May 2, 2012. As a result of today’s earnings release, the lock-up agreements described above will now expire on June 1, 2012, with June 1, 2012, being the first day such shares are eligible for sale or transfer.

Non-GAAP Financial Measures

This release includes the following non-GAAP financial measures: free cash flow and non-GAAP net (loss) income attributable to common stockholders. In the Supplemental Financial Information Table and Business Metrics, we also include operating income and operating margin, in each case excluding stock-based compensation and acquisition-related expenses. Free cash flow and non-GAAP net (loss) income attributable to common stockholders may be different from similar measures used by other companies.  Groupon believes that these non-GAAP measures are useful because they provide for more meaningful comparisons of period-to-period results by excluding certain non-cash charges that Groupon believes are not driven by core operating results. However, these non-GAAP measures are not intended to be a substitute for cash flows from operations or net income, and are not intended to represent the total increase or decrease in Groupon’s cash balance for the applicable period. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP. These non-GAAP measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. For a reconciliation of these non-GAAP financial measures to the nearest comparable U.S. GAAP measures, see “Reconciliation of Non-GAAP Financial Measures” included in this release.

Free cash flow represents operating cash flow less purchases of property and equipment. Non-GAAP net income excludes from GAAP net income stock-based compensation and acquisition-related expenses. The non-GAAP measures included in this release are adjusted by excluding the items below:

Property and Equipment:  Purchases of property and equipment are subtracted from operating cash flow in the calculation of free cash flow because Groupon believes that this is more aligned with an analysis of ongoing business operations, as purchases of fixed assets, software developed for internal use, and website development costs are necessary components of ongoing operations.

Stock-based compensation expense:  Stock-based compensation is excluded because it is a non-cash expense. It is, however, reflected in earnings per share, as it is incorporated in sharecount.

Acquisition-related expense:  Acquisition-related costs that are non-cash in nature are excluded.  The timing and nature of these expenses are unpredictable, and Groupon believes that they do not provide for meaningful period-to-period comparisons.

Included in the tables below are reconciliations of each of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Note on Forward Looking Statements

The statements in this release that refer to plans and expectations for the next quarter or the future are forward-looking statements that involve a number of risks and uncertainties, and actual results could differ materially from those discussed. The risks and uncertainties that could cause results to differ materially from those included in the forward-looking statements include, but are not limited to, Groupon’s ability to continue to expand the business and continue revenue growth; risks related to Groupon’s business strategy; Groupon’s ability to manage the growth of the organization; responding to changes in the markets in which Groupon competes for business; retaining existing merchant partners and adding new merchant partners; competing against smaller competitors and competitors with more financial resources; developing new product and service offerings that are appealing to customers; maintaining a strong brand; effectively dealing with challenges arising from Groupon’s international operations; integrating Groupon’s technology platforms; managing refund risks; retaining the executive team; litigation; regulations, including the CARD Act and regulation of the Internet; tax liabilities; tax legislation; maintaining Groupon’s information technology infrastructure; security breaches; protecting Groupon’s intellectual property; handling acquisitions, joint ventures and strategic investments effectively; seasonality; payment-related risks; customer and merchant partner fraud; global economic uncertainty; compliance with rules and regulations associated with being a public company; and Groupon’s ability to raise capital if necessary. Groupon urges you to refer to the factors included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K, and, when available, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, copies of which may be obtained by visiting the company’s Investor Relations web site at http://investor.groupon.com or the SEC’s web site at www.sec.gov. Groupon’s actual results could differ materially from those predicted or implied, and reported results should not be considered an indication of future performance.

You should not rely upon forward-looking statements as predictions of future events. Although Groupon believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither the company nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. The forward-looking statements reflect Groupon’s expectations as of May 14, 2012. Groupon undertakes no obligation to update publicly any forward-looking statements for any reason after the date of this earnings release to conform these statements to actual results or to changes in its expectations.

Groupon encourages investors to use its investor relations website as a way of easily finding information about the company. Groupon promptly makes available on this website, free of charge, the reports that the company files or furnishes with the SEC, corporate governance information (including Groupon’s Code of Business Conduct and Ethics), and select press releases and social media postings.

Contacts:
Groupon Investor Relations	Groupon Public Relations
Kartik Ramachandran, 312-999-3098	Julie Mossler, 312-242-2033
ir@groupon.com

Groupon, Inc.

Consolidated Statement of Cash Flows

	Three Months Ended March 31,
	2011	2012
	(unaudited)	(unaudited)
Net cash provided by operating activities	$17,940	$83,714
Net cash used in investing activities	(44,294)	(46,444)
Net cash provided by (used in) financing activities	112,106	(8,275)
Effect of exchange rate changes on cash and cash equivalents	4,103	9,059
Net increase in cash and cash equivalents	89,855	38,054
Cash and cash equivalents, beginning of period	118,833	1,122,935
Cash and cash equivalents, end of period	$208,688	$1,160,989

Groupon, Inc.

Consolidated Statements of Operations

	Three Months Ended March 31,
	2011	2012
	(dollars in thousands, except per share data)
	(unaudited)	(unaudited)
	(Restated)(1)
Revenue (gross billings of $668,174 and $1,354,800 respectively)	$295,523	$559,283
Costs and expenses:
Cost of revenue	39,765	119,498
Marketing	230,085	116,615
Selling, general and administrative	142,821	283,583
Acquisition-related	—	(52)
Total operating expenses	412,671	519,644
(Loss) income from operations	(117,148)	39,639
Interest and other income (expense), net	1,060	(3,539)
Equity-method investment activity, net of tax	(882)	(5,128)
(Loss) income before provision for income taxes	(116,970)	30,972
(Benefit) provision for income taxes	(3,079)	34,565
Net loss	(113,891)	(3,593)
Less: Net loss (income) attributable to noncontrolling interests	11,223	(880)
Net loss attributable to Groupon, Inc.	$(102,668)	$(4,473)
Redemption of preferred stock in excess of carrying value	(34,327)	—
Adjustment of redeemable noncontrolling interests to redemption value	(9,485)	(7,222)
Net loss attributable to common stockholders	$(146,480)	$(11,695)

Net loss per share attributable to common stockholders
Basic	$(0.48)	$(0.02)
Diluted	$(0.48)	$(0.02)

Weighted average number of shares outstanding
Basic	307,849,412	644,097,375
Diluted	307,849,412	644,097,375

(1) The Company restated the Condensed Consolidated Statements of Operations for the three months ended March 31, 2011, included in the Form S-1 filed with the SEC on June 2, 2011, to correct for an error in its presentation of revenue. Most significantly, the Company restated its reporting of revenues from Groupons to be net of the amounts related to merchant fees. Historically, the Company reported the gross amounts billed to its subscribers as revenue. The Condensed Consolidated Statement of Operations for the three months ended March 31, 2011, was restated to show the net amount the Company retains after paying the merchant fees. The effect of the correction resulted in a reduction of previously reported revenues and corresponding reductions in cost of revenue in those periods. The change in presentation had no effect on pre-tax loss, net loss or any per share amounts for the period.

The Company also changed the presentation of certain other income statement expenses for the three months ended March 31, 2011, to be consistent with reporting revenue on a net basis. These changes included presenting loyalty programs as a component of marketing rather than as an offset to revenue. The Company believes that this classification is most appropriate as it is acting as an agent on behalf of the merchant in driving traffic to generate revenue. In addition, refunds made to customers which are not recovered by the merchant are presented as a component of cost of revenue, rather than as an offset to revenue, as these amounts are not paid directly to the merchants.

A portion of technology costs and editorial costs were reclassified to cost of revenue from selling, general and administrative for the three months ended March 31, 2011.

Costs associated with the Company’s marketing staff, including payroll, benefits and stock compensation, were reclassified to marketing for the three months ended March 31, 2011 from selling general and administrative.

Groupon, Inc.

Consolidated Balance Sheets

	March 31,
	2011	2012
	(in thousands)
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$208,688	$1,160,989
Accounts receivable, net	60,717	122,644
Prepaid expenses and other current assets	21,324	101,275
Total current assets	290,729	1,384,908
Property and equipment, net	26,928	59,713
Goodwill	154,438	185,336
Intangible assets, net	43,052	56,836
Other non-current assets	26,263	184,070
Total Assets	$541,410	$1,870,863
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued merchant payable	$328,587	$616,854
Other current liabilities	190,890	449,523
Total current liabilities	519,477	1,066,377
Deferred income taxes, non-current	1,437	12,466
Other non-current liabilities	13,353	75,189
Total Liabilities	534,267	1,154,032
Redeemable noncontrolling interest	2,744	7,211
Total Equity	4,399	709,620
Total Liabilities and Equity	$541,410	$1,870,863

Groupon, Inc.

Segment Information

	Three Months Ended
	March 31,
	2011	2012
	(in thousands)
	(unaudited)	(unaudited)
	(Restated)(1)
North America
Revenue	$136,612	$238,565
Segment operating expenses(2)	158,390	198,393
Segment operating (loss) income	(21,778)	40,172
Segment (loss) income as a percent of segment revenues	(15.9)%	16.8%

International
Revenue	$158,911	$320,718
Segment operating expenses(2)	235,417	293,300
Segment operating (loss) income	(76,506)	27,418
Segment (loss) income as a percent of segment revenues	(48.1)%	8.5%

Consolidated
Revenue	$295,523	$559,283
Segment operating expenses(2)	393,807	491,693
Segment operating (loss) income	(98,284)	67,590
Segment (loss) income as a percent of segment revenues	(33.3)%	12.1%

Stock-based compensation	(18,864)	(28,003)
Acquisition-related	—	52
Operating (loss) income	(117,148)	39,639

Interest and other income (expense), net	1,060	(3,539)
Equity-method investment activity, net	(882)	(5,128)
Loss before income taxes	(116,970)	30,972
Provision (benefit) for income taxes	(3,079)	34,565
Net loss	$(113,891)	$(3,593)

(1) The Company restated the Condensed Consolidated Statements of Operations for the three months ended March 31, 2011, included in the Form S-1 filed with the SEC on June 2, 2011, to correct for an error in its presentation of revenue. Most significantly, the Company restated its reporting of revenues from Groupons to be net of the amounts related to merchant fees. Historically, the Company reported the gross amounts billed to its subscribers as revenue. The Condensed Consolidated Statement of Operations for the three months ended March 31, 2011, was restated to show the net amount the Company retains after paying the merchant fees. The effect of the correction resulted in a reduction of previously reported revenues and corresponding reductions in cost of revenue in those periods. The change in presentation had no effect on pre-tax loss, net loss or any per share amounts for the period.

The Company also changed the presentation of certain other income statement expenses for the three months ended March 31, 2011, to be consistent with reporting revenue on a net basis. These changes included presenting loyalty programs as a component of marketing rather than as an offset to revenue. The Company believes that this classification is most appropriate as it is acting as an agent on behalf of the merchant in driving traffic to generate revenue. In addition, refunds made to customers which are not recovered by the merchant are presented as a component of cost of revenue, rather than as an offset to revenue, as these amounts are not paid directly to the merchants.

A portion of technology costs and editorial costs were reclassified to cost of revenue from selling, general and administrative for the three months ended March 31, 2011.

Costs associated with the Company’s marketing staff, including payroll, benefits and stock compensation, were reclassified to marketing for the three months ended March 31, 2011, from selling general and administrative.

(2) Represents operating expenses, excluding stock-based compensation and acquisition-related expense, which are not allocated to segments.

Reconciliation of Non-GAAP Financial Measures

Free Cash Flow

The following is a reconciliation of free cash flow to the most comparable U.S. GAAP measure, “Net cash provided by operating activities,” for the three months ended March 31, 2011 and 2012:

	Three Months Ended
	March 31,
	2011	2012
	(in thousands)
	(unaudited)	(unaudited)
Net cash provided by operating activities	$17,940	$83,714
Purchases of property and equipment	(10,962)	(13,083)
Free cash flow	$6,978	$70,631

Foreign exchange rate neutral operating results

The effect on the Company’s consolidated statements of operations from changes in exchange rates versus the U.S.

Dollar since March 31, 2011 and December 31, 2011 are as follows:

	Three Months Ended			Three Months Ended
	March 31, 2012			March 31, 2012
	At Avg.	Exchange		At Avg.	Exchange
	Q1 2011	Rate	As	Q4 2011	Rate	As
	Rates (1)	Effect (2)	Reported	Rates (3)	Effect (2)	Reported
	(in thousands)			(in thousands)
	(unaudited)			(unaudited)
Revenue	$575,613	$(16,330)	$559,283	$556,313	$2,970	$559,283
Income from operations	$40,943	$(1,304)	$39,639	$39,734	$(95)	$39,639

(1)   Represents the outcome that would have resulted had average exchange rates in the reported period been the same as those in effect during the three months ended March 31, 2011.

(2)   Represents the increase or decrease in reported amounts resulting from changes in exchange rates from those in effect in the comparable prior year period for operating results.

(3)   Represents the outcome that would have resulted had average exchange rates in the reported period been the same as those in effect during the three months ended December 31, 2011.

Non-GAAP Reconciliation Schedule

(in thousands, except share and per share amounts)

(unaudited)

Quarterly Non-GAAP Reconciliation

	Revenue	Cost of Revenue	Marketing	SG&A	Acq-Related	Total OpEx	Operating Income (Loss)	Net Income (Loss) attributable to common stockholders	Sharecount		Diluted EPS (1)

Three months ended March 31, 2012
GAAP	$559,283	$119,498	$116,615	$283,583	$(52)	$519,644	$39,639	$(11,695)	644,097,375		$(0.02)
Stock-based compensation (2)	—	(482)	(726)	(26,795)	—	(28,003)	28,003	28,003	—		0.04
Acquisition-related charges (3)	—	—	—	—	52	52	(52)	(52)	—		(0.00)
Non-GAAP	$559,283	$119,016	$115,889	$256,788	$—	$491,693	$67,590	$16,256	663,665,615	(1)	$0.02

Three months ended December 31, 2011
GAAP	$492,164	$96,265	$155,299	$255,316	$256	$507,136	$(14,972)	$(65,379)	528,421,712		$(0.12)
Stock-based compensation (2)	—	(650)	(1,492)	(30,526)	—	(32,668)	32,668	32,668	—		0.06
Acquisition-related charges (3)	—	—	—	—	(256)	(256)	256	256	—		—
Non-GAAP	$492,164	$95,615	$153,807	$224,790	$—	$474,212	$17,952	$(32,455)	528,421,712		$(0.06)

Three months ended September 30, 2011
GAAP	$430,161	$68,046	$170,349	$196,798	$(4,793)	$430,400	$(239)	$(54,229)	307,605,060		$(0.18)
Stock-based compensation (2)	—	(56)	(53)	(3,231)	—	(3,340)	3,340	3,340	—		0.01
Acquisition-related charges (3)	—	—	—	—	4,793	4,793	(4,793)	(4,793)	—		(0.01)
Non-GAAP	$430,161	$67,990	$170,296	$193,567	$—	$431,853	$(1,692)	$(55,682)	307,605,060		$(0.18)

Three months ended June 30, 2011
GAAP	$392,582	$54,803	$212,739	$226,067	$—	$493,609	$(101,027)	$(107,406)	303,414,676		$(0.35)
Stock-based compensation (2)	—	(212)	(493)	(38,013)	—	(38,718)	38,718	38,718	—		0.12
Acquisition-related charges (3)	—	—	—	—	—	—	—	—	—		—
Non-GAAP	$392,582	$54,591	$212,246	$188,054	$—	$454,891	$(62,309)	$(68,688)	303,414,676		$(0.23)

Three months ended March 31, 2011 (Restated)(4)
GAAP	$295,523	$39,765	$230,085	$142,821	$—	$412,671	$(117,148)	$(146,480)	307,849,412		$(0.48)
Stock-based compensation (2)	—	(212)	(493)	(18,159)	—	(18,864)	18,864	18,864	—		0.07
Acquisition-related charges (3)	—	—	—	—	—	—	—	—	—		—
Non-GAAP	$295,523	$39,553	$229,592	$124,662	$—	$393,807	$(98,284)	$(127,616)	307,849,412		$(0.41)

Annual Non-GAAP Reconciliation

	Revenue	Cost of Revenue	Marketing	SG&A	Acq-Related	Total OpEx	Operating Income (Loss)	Net Income (Loss) attributable to common stockholders	Sharecount	Diluted EPS (1)

Twelve months ended December 31, 2011
GAAP	$1,610,430	$258,879	$768,472	$821,002	$(4,537)	$1,843,816	$(233,386)	$(373,494)	362,261,324	$(1.03)
Stock-based compensation (2)	—	(1,130)	(2,531)	(89,929)	—	(93,590)	93,590	93,590	—	0.25
Acquisition-related charges (3)	—	—	—	—	4,537	4,537	(4,537)	(4,537)	—	(0.01)
Non-GAAP	$1,610,430	$257,749	$765,941	$731,073	$—	$1,754,763	$(144,333)	$(284,441)	362,261,324	$(0.79)

Twelve months ended December 31, 2010
GAAP	$312,941	$42,896	$290,569	$196,637	$203,183	$733,285	$(420,344)	$(456,320)	342,698,772	$(1.33)
Stock-based compensation (2)	—	(157)	(129)	(35,882)	—	(36,168)	36,168	36,168	—	0.11
Acquisition-related charges (3)	—	—	—	—	(203,183)	(203,183)	203,183	203,183	—	0.59
Non-GAAP	$312,941	$42,739	$290,440	$160,755	$—	$493,934	$(180,993)	$(216,969)	342,698,772	$(0.63)

Twelve months ended December 31, 2009
GAAP	$14,540	$4,716	$5,053	$5,848	$—	$15,617	$(1,077)	$(6,916)	337,208,284	$(0.02)
Stock-based compensation (2)	—			(115)	—	(115)	115	115	—	—
Acquisition-related charges (3)	—	—	—	—	—	—	—	—	—	—
Non-GAAP	$14,540	$4,716	$5,053	$5,733	$—	$15,502	$(962)	$(6,801)	337,208,284	$(0.02)

(1)          The weighted-average diluted shares outstanding is calculated using the weighted-average number of common shares and, if dilutive, potential common shares outstanding during the period.  Potential common shares consist of the incremental common shares issuable upon the exercise of stock options and vesting of restricted stock units and restricted shares, as calculated using the treasury stock method.

(2)          Represents non-cash stock-based compensation expense recorded within selling, general and administrative expenses, marketing expenses and cost of revenue on the income statement.

(3)          Primarily represents non-cash charges for measurement of the fair value of contingent consideration related to acquisitions made by us since 2010.

(4)          The Company restated the Condensed Consolidated Statements of Operations for the three months ended March 31, 2011, included in the Form S-1 filed with the SEC on June 2, 2011, to correct for an error in its presentation of revenue. Most significantly, the Company restated its reporting of revenues from Groupons to be net of the amounts related to merchant fees. Historically, the Company reported the gross amounts billed to its subscribers as revenue. The Condensed Consolidated Statement of Operations for the three months ended March 31, 2011, was restated to show the net amount the Company retains after paying the merchant fees. The effect of the correction resulted in a reduction of previously reported revenues and corresponding reductions in cost of revenue in those periods. The change in presentation had no effect on pre-tax loss, net loss or any per share amounts for the period.

The Company also changed the presentation of certain other income statement expenses for the three months ended March 31, 2011, to be consistent with reporting revenue on a net basis. These changes included presenting loyalty programs as a component of marketing rather than as an offset to revenue. The Company believes that this classification is most appropriate as it is acting as an agent on behalf of the merchant in driving traffic to generate revenue. In addition, refunds made to customers which are not recovered by the merchant are presented as a component of cost of revenue, rather than as an offset to revenue, as these amounts are not paid directly to the merchants.

A portion of technology costs and editorial costs were reclassified to cost of revenue from selling, general and administrative for the three months ended March 31, 2011.

Costs associated with the Company’s marketing staff, including payroll, benefits and stock compensation, were reclassified to marketing for the three months ended March 31, 2011, from selling general and administrative.

Supplemental Financial Information and Business Metrics

(in thousands, except percentages, per share and headcount data)

(unaudited)

	Q1 2011 (5)	Q2 2011	Q3 2011	Q4 2011	Q1 2012
	(Restated)(10)
Consolidated Results of Operations
Gross Billings	$668,174	$929,249	$1,157,210	$1,230,868	$1,354,800
Year-over-year growth	1,405%	916%	496%	196%	103%
Gross Billings Trailing Twelve Months (TTM)	$1,369,139	$2,206,964	$3,169,902	$3,985,501	$4,672,127

Consolidated Revenue	$295,523	$392,582	$430,161	$492,164	$559,283
Year-over-year growth	1,358%	915%	426%	186%	89%
Consolidated Revenue TTM	$588,192	$942,108	$1,290,490	$1,610,430	$1,874,190

Operating (Loss) Income	$(117,148)	$(101,027)	$(239)	$(14,972)	$39,639
Year-over-year growth	N/A	(174)%	100%	96%	N/A
Operating Margin (% of revenue)	(39.6)%	(25.7)%	(0.1)%	(3.0)%	7.1%
Year-over-year growth (bps)	(8,192)	6,949	6,838	19,213	4,673
Operating (Loss) Income TTM	$(546,064)	$(610,272)	$(554,543)	$(233,386)	$(76,599)
Operating Margin TTM (% of TTM revenue)	(92.8)%	(64.8)%	(43.0)%	(14.5)%	(4.1)%
Year-over-year growth (bps)	(11,533)	(2,457)	1,427	11,983	8,875

Net Loss Attributable to Common Stockholders	$(146,480)	$(107,406)	$(54,229)	$(65,379)	$(11,695)
Weighted Average Basic and Diluted Shares Outstanding (1)	307,849	303,415	307,605	528,422	644,097
Net Loss Attributable to Common Stockholders per Share	$(0.48)	$(0.35)	$(0.18)	$(0.12)	$(0.02)

Operating (Loss) Income excl stock-based compensation (SBC), acquisition-related expenses (2)	$(98,284)	$(62,309)	$(1,692)	$17,952	$67,590
Year-over-year growth	N/A	(166)%	93%	N/A	N/A
Operating Margin excl SBC, acq-related (% of revenue) (2)	(33.3)%	(15.9)%	(0.4)%	3.6%	12.1%
Year-over-year growth (bps)	(7,611)	4,471	1	8,689	4,534
Operating (Loss) Income TTM excl SBC, acq-related (2)	$(287,964)	$(326,848)	$(305,646)	$(144,333)	$21,541
Operating Margin TTM excl SBC, acq-related (% of TTM revenue) (2)	(49.0)%	(34.7)%	(23.7)%	(9.0)%	1.1%
Year-over-year growth (bps)	(7,208)	(1,333)	245	4,887	5,011
Non-GAAP Net (Loss) Income Attributable to Common Stockholders (3)	$(127,616)	$(68,688)	$(55,682)	$(32,455)	$16,256
Weighted Average Diluted Shares for non-GAAP Net (Loss) Income per Share (1)	307,849	303,415	307,605	528,422	663,666
Non-GAAP Net (Loss) Income Attributable to Common Stockholders per Share (3)	$(0.41)	$(0.23)	$(0.18)	$(0.06)	$0.02

Segments
North America Segment:
Revenue	$136,612	$157,205	$161,525	$179,638	$238,565
Year-over-year growth	574%	341%	188%	103%	75%
% of Consolidated Revenue	46%	40%	38%	36%	43%
Revenue TTM	$316,752	$438,305	$543,705	$634,980	$736,933

Segment Operating (Loss) Income (4)	$(21,778)	$(10,501)	$18,836	$18,239	$40,172
Year-over-year growth	N/A	(2,678)%	496%	N/A	N/A
% of Consolidated Segment Operating Income	22%	17%	1,113%	102%	59%
Segment Operating Margin (% of North America revenue) (4)	(15.9)%	(6.7)%	11.7%	10.2%	16.8%
Year-over-year growth (bps)	(5,879)	(562)	603	3,494	3,278
Segment Operating (Loss) Income TTM (4)	$(40,901)	$(51,024)	$(35,348)	$4,796	$66,746
Segment Operating Margin TTM (% of North America TTM revenue) (4)	(12.9)%	(11.6)%	(6.5)%	0.8%	9.1%
Year-over-year growth (bps)	(3,604)	(2,266)	(1,467)	596	2,197

International Segment:
Revenue	$158,911	$235,377	$268,636	$312,526	$320,718
Year-over-year growth	N/A	7,709%	947%	273%	102%
% of Consolidated Revenue	54%	60%	62%	64%	57%
Revenue TTM	$271,440	$503,803	$746,785	$975,450	$1,137,257

Segment Operating (Loss) Income (4)	$(76,506)	$(51,808)	$(20,528)	$(287)	$27,418
Year-over-year growth	N/A	(125)%	21%	100%	N/A
% of Consolidated Segment Operating Income	78%	83%	(1,213)%	(2)%	41%

Segment Operating Margin (% of International revenue) (4)	(48.1)%	(22.0)%	(7.6)%	(0.1)%	8.5%
Year-over-year growth (bps)(5)	N/A	74,265	9,392	14,474	5,669
Segment Operating (Loss) Income TTM (4)	$(247,063)	$(275,824)	$(270,298)	$(149,129)	$(45,205)
Segment Operating Margin TTM (% of International TTM revenue) (4)	(91.0)%	(54.7)%	(36.2)%	(15.3)%	(4.0)%
Year-over-year growth (bps)(5)	N/A	70,992	13,508	13,628	8,704

Cash Flow
Operating cash flow (TTM)	$91,928	$128,316	$173,291	$290,447	$356,221
Purchases of Property and Equipment (TTM)	$(24,780)	$(31,949)	$(38,414)	$(43,811)	$(45,932)
Free cash flow (TTM) (6)	$67,148	$96,367	$134,877	$246,636	$310,289

Other Metrics:
Active Customers(7)	15,376	23,037	28,906	33,742	36,850
TTM Gross Billings / Average Active Customer (8)	$169	$174	$189	$187	$179
Headcount
Sales (9)	3,556	4,850	4,853	5,196	5,735
% North America	19%	20%	21%	20%	21%
% International	81%	80%	79%	80%	79%
Other	3,551	4,775	5,565	6,275	6,813
Total Headcount	7,107	9,625	10,418	11,471	12,548

(1)

The weighted-average diluted shares outstanding is calculated using the weighted-average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options and vesting of restricted stock units and restricted shares, as calculated using the treasury stock method.

(2)	Please see the section entitled ‘Non-GAAP Financial Measures’ above for further information on these metrics.
(3)

Non-GAAP net (loss) income attributable to common stockholders is a non-GAAP financial measure. This measure excludes stock-based compensation and acquisition-related costs. See “Non-GAAP Financial Measures” for a reconciliation of this measure to the most applicable financial measure under U.S. GAAP.

(4)	Segment operating income excludes stock-based compensation and acquisition-related expenses, as they are not allocated at the segment level.
(5)	Year-over-year growth is unavailable for select international growth measures as Groupon did not commence international operations until the second quarter of 2010.
(6)	Free cash flow is a non-GAAP financial measure. The Company reconciles this measure to the most comparable U.S. GAAP measure, “Net cash provided by operating activities,” for the periods presented.
(7)	Reflects the total number of unique accounts who have purchased Groupons during the trailing twelve months.
(8)	Reflects the total gross billings generated in the trailing twelve months per average active customer.
(9)	Includes inside and outside merchant sales representatives, as well as sales support.
(10)

The Company restated the Condensed Consolidated Statements of Operations for the three months ended March 31, 2011, included in the Form S-1 filed with the SEC on June 2, 2011, to correct for an error in its presentation of revenue. Most significantly, the Company restated its reporting of revenues from Groupons to be net of the amounts related to merchant fees. Historically, the Company reported the gross amounts billed to its subscribers as revenue. The Condensed Consolidated Statement of Operations for the three months ended March 31, 2011, was restated to show the net amount the Company retains after paying the merchant fees. The effect of the correction resulted in a reduction of previously reported revenues and corresponding reductions in cost of revenue in those periods. The change in presentation had no effect on pre-tax loss, net loss or any per share amounts for the period.

The Company has also changed the presentation of certain other income statement expenses for the three months ended March 31, 2011 to be consistent with reporting revenue on a net basis. These changes include presenting loyalty programs as a component of marketing rather than as an offset to revenue. The Company believes that this classification is most appropriate as it is acting as an agent on behalf of the merchant in driving traffic to generate revenue. In addition, refunds made to customers which are not recovered by the merchant are presented as a component of cost of revenue, rather than as an offset to revenue, as these amounts are not paid directly to the merchants.

A portion of technology costs and editorial costs have been reclassified to cost of revenue from selling, general and administrative for the three months ended March 31, 2011.

Costs associated with the Company’s marketing staff, including payroll, benefits and stock compensation, have been reclassified to marketing for the three months ended March 31, 2011 from selling general and administrative.